Exhibit 5.3
LATHAM & WATKINS LLP

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File No. 022745-0122

November 1, 2005

MidAmerican Energy Company
666 Grand Avenue
Des Moines, Iowa 50303

     Re:  MidAmerican Energy Company; Registration Statement
on Form S-3 (Registration No. 333-110398)

Ladies and Gentlemen:

In connection with the issuance by the Company of $300,000,000 principal amount of its 5.750% Notes due 2035 (the “Securities”) pursuant to the Indenture, dated as of February 8, 2002, as amended (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture, dated as of November 1, 2005 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Trust Company, NA (as successor to The Bank of New York), as trustee (the “Trustee”), as described in the Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2003 (file no. 333-110398), as amended (collectively, the “Registration Statement”), and the Prospectus dated February 6, 2004 (the “Base Prospectus”), as supplemented by the Prospectus Supplement dated October 24, 2005 (the “Prospectus Supplement”) and the Pricing Supplement dated October 24, 2005 (the “Pricing Supplement”), each filed with the Commission pursuant to Rule 424(b) under the Securities Act, you have requested our opinion with respect to the matters set forth below. The Base Prospectus, as supplemented by the Prospectus Supplement and the Pricing Supplement, is referred to herein as the “Prospectus.” This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

November 1, 2005

LATHAM & WATKINS LLP

We are opining herein as to the internal laws of the State of New York and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

      Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Securities have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered to and paid for in the manner contemplated by the Registration Statement and the Prospectus, the Securities will have been duly authorized by all necessary corporate action of the Company and will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth in the immediately preceding paragraph is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c)  we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Section 5.15 of the Indenture; (ii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; or (iii) any provision permitting, upon acceleration of the Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms, and (b) that the status of the Indenture and the Securities as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP